Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL ANNOUNCES THIRD QUARTER 2019 EARNINGS RESULTS

DALLAS, Texas, (November 7, 2019) - Hallmark Financial Services, Inc. (“Hallmark Financial”) (NASDAQ: HALL) today announced financial results for the third quarter and nine months ended September 30, 2019.

(Unaudited)	Third Quarter		Year-to-Date
	2019	2018	2019	2018
$ in millions:
Net Income	$5.3	$9.7	$33.3	$15.4
Operating Earnings (1)	$6.3	$4.2	$19.6	$13.3

$ per diluted share:
Net Income	$0.29	$0.53	$1.82	$0.85
Operating Earnings (1)	$0.35	$0.23	$1.07	$0.73

(1)	See “Non-GAAP Financial Measures” below

Third Quarter 2019 Highlights (all comparisons to same prior year period):

•	Gross premiums written increased 33% to $224.2 million

•	Net premiums written increased 45% to $127.8 million

•	Net combined ratio improved to 95.8% compared to 98.1%

•	Net income of $5.3 million, or $0.29 per diluted share, compared to $9.7 million, or $0.53 per diluted share

•	Operating earnings of $6.3 million, or $0.35 per diluted share, compared to $4.2 million, or $0.23 per diluted share (see “Non-GAAP Financial Measures” below)

•	Net investment losses of $1.3 million, including $0.2 million in net realized gains and a $1.5 million decrease in net unrealized gains, compared to net investment gains of $7.0 million

Hallmark Financial Services, Inc.

Two Lincoln Centre

5420 Lyndon B Johnson Freeway, Suite 1100

Dallas, Texas 75240-2345

www.hallmarkgrp.com

Year-to-Date September 30, 2019 Highlights (all comparisons to same prior year period):

•	Gross premiums written increased 27% to $629.7 million

•	Net premiums written increased 37% to $369.0 million

•	Net combined ratio improved to 95.6% compared to 97.5%

•	Net income of $33.3 million, or $1.82 per diluted share, compared to $15.4 million, or $0.85 per diluted share

•	Operating earnings of $19.6 million, or $1.07 per diluted share, compared to $13.3 million, or $0.73 per diluted share (see “Non-GAAP Financial Measures” below)

•	Net investment gains of $17.4 million, including $4.4 million in net realized gains and a $13.0 million increase in net unrealized gains, compared to net investment gains of $2.7 million

•	Annualized return on beginning stockholders’ equity of 17.4%

•	Annualized operating return on beginning stockholder’s equity of 10.2%, driven by strong underwriting results (see “non-GAAP Financial Measures” below)

•	Book value per share grew 11% over prior year and 15% year-to-date to $16.36

	Third Quarter			Year-to-Date
	2019	2018	% Change	2019	2018	% Change
($ in thousands, unaudited)
Gross premiums written	224,178	169,112	33%	629,730	495,836	27%
Net premiums written	127,773	88,012	45%	369,019	269,291	37%
Net premiums earned	112,499	88,862	27%	318,028	271,787	17%
Investment income, net of expenses	5,050	4,860	4%	15,573	13,706	14%
Investment gains (losses), net	(1,342)	6,980	-119%	17,412	2,678	550%
Net income	5,287	9,685	-45%	33,341	15,422	116%
Operating earnings (1)	6,347	4,170	52%	19,586	13,306	47%
Net income per share - basic	$0.29	$0.54	-46%	$1.84	$0.85	116%
Net income per share - diluted	$0.29	$0.53	-45%	$1.82	$0.85	114%
Operating earnings per share - diluted (1)	$0.35	$0.23	52%	$1.07	$0.73	47%
Operating cash flow	16,215	(9,088)	278%	22,900	(18,983)	221%
Book value per share	$16.36	$14.79	11%

(1)	See “Non-GAAP Financial Measures” below

Management Commentary

Overview

Naveen Anand, President and Chief Executive Officer, stated, “Through the first nine months of 2019, Hallmark Financial produced a stellar 17.4% annualized return on beginning equity and is well-positioned to take advantage of the current market dislocation we are seeing in many of our specialty commercial products.

“For the third quarter of 2019, we achieved a combined ratio of 95.8% as compared to 98.1% in the same period last year, an improvement of 2.3 points. Operating earnings increased 52% for the quarter and 47% year-to-date as compared to the same periods last year. CAT losses overall were 0.5% in the quarter, mostly seen in our Standard Commercial and Personal Lines portfolios. While our thoughts and prayers go out to our colleagues, friends and neighbors who were impacted by the recent tornadoes in and around Dallas, this fourth quarter event is unlikely to have a material impact on our CAT losses.

Premiums / Segment Overview

Mr. Anand continued, “Gross and net premiums were up sharply in the quarter, driven by double digit rate increases in most of our specialty commercial product lines, with certain lines experiencing rate increases above 20%. Net premium growth was also impacted by increased retention from the reinsurance changes we made last year on October 1st. Going forward, net premium growth should begin to trend more in line with gross premiums.

“Specialty Commercial Segment gross premiums for the third quarter of 2019 increased 39% over the same period of the prior year, driven by rate increases. These product lines are seeing increasing rate momentum each quarter, improving terms and conditions and more syndication of limits. This is particularly evident in our E&S property, professional liability, and commercial auto product lines.

“As I noted last quarter, the environment in commercial auto remains difficult. In this quarter, we added to reserves for prior years to reflect the ongoing severity challenges in this line. We continue to aggressively manage our primary trucking portfolio. In-force customer count has come down 53% since 2015, while premiums have only reduced 4% in that time frame. Since 2018, our customer count is down 16% while premiums are up 9%. We continue to aggressively close both newly arising and pending claims from older accident years.

Even with the inclusion of the prior year reserve additions, the Specialty Commercial Segment produced an excellent 87.7% combined ratio for the most recent quarter.

“Both our Standard Commercial and Personal segments saw an increase in attritional loss activity in the third quarter of 2019. In Standard Commercial, small property losses, along with 2.7 points of impact from CAT losses, drove our result in the quarter. In Personal lines, weather related losses, both CAT and non-CAT, adversely impacted our quarterly results. However, the Personal lines portfolio has achieved a 96.9% net combined ratio in 2019 through nine months, compared to 101.7% for the same period last year,” concluded Mr. Anand.

Book Value and Investment Overview

Mark E. Schwarz, Executive Chairman of Hallmark Financial, stated, “Book value per share increased 15% during the first nine months of 2019 to $16.36 at September 30, 2019, another high-water mark for the Company, driven largely by strong operating earnings and increased total returns from our investment portfolio. Net investment income increased 14% to $15.6 million for the first nine months of 2019 as compared to the same prior year period, and our total investments and cash increased 9% during the first nine months of 2019 to $729.7 million or $40.26 per share.”

Third Quarter and Year-to-Date 2019 Financial Review

Gross Premiums Written

During the three and nine months ended September 30, 2019, Hallmark Financial’s gross premiums written were $224.2 million and $629.7 million, respectively, representing an increase of 33% and 27%, respectively, from the $169.1 million and $495.8 million in gross premiums written for the same periods in 2018.

Net Premiums Written

During the three and nine months ended September 30, 2019, Hallmark Financial’s net premiums written were $127.8 million and $369.0 million, respectively, representing an increase of 45% and 37%, respectively, from the $88.0 million and $269.3 million in net premiums written for the same periods of 2018. The increase in net premiums written for the three and nine months ended September 30, 2019 was primarily due to premium growth in both the Specialty Commercial and Personal Segments, as well as increased net retention of business in the Personal Segment.

Net Premiums Earned

Hallmark Financial’s net premiums earned were $112.5 million and $318.0 million for the three and nine months ended September 30, 2019, respectively, as compared to $88.9 million and $271.8 million for the same periods in 2018.

Pre-Tax Income

Hallmark Financial had pre-tax income of $6.7 million and $42.1 million for the three and nine months ended September 30, 2019, respectively, as compared to $12.1 million and $19.3 million reported during the same periods in 2018.

The decrease in income before tax for the three months ended September 30, 2019 was largely due to decreased net unrealized gains on Hallmark Financial’s equity and other investments of $1.5 million as compared to an increase in net unrealized gains of $7.1 million for the same period in 2018, partially offset by increased net premiums earned, net investment income and finance charges.

The increase in income before tax for the nine months ended September 30, 2019 was largely due to increased net unrealized gains on Hallmark Financial’s equity and other investments of $13.0 million as compared to increased net unrealized gains of $2.5 million for the same period in 2018.

Also contributing to the year-to-date improvement in income before tax was increased net premiums earned, higher finance charges and higher net investment income. Year-to-date net realized gains of $4.4 million as compared to $0.2 million for the comparable prior year period also contributed to the improvement in year-to-date income before tax.

Loss and Loss Adjustment Expenses (“LAE”) and Net Combined Ratios

Increases in revenue were partially offset by increased losses and LAE for the three and nine months ended September 30, 2019 of $14.3 million and $30.3 million, respectively, as compared to the prior year periods due primarily to increased net premiums earned. In addition, Hallmark Financial reported $6.4 million and $7.8 million, respectively, of unfavorable net prior year loss reserve development during the three and nine months ended September 30, 2019 as compared to $1.6 million and $6.1 million, respectively, of unfavorable net prior year loss reserve development during the same periods of 2018.

Hallmark Financial had a net loss ratio of 69.8% for each of the three and nine months ended September 30, 2019, as compared to 72.3% and 70.5% reported during the same periods in 2018. Catastrophe losses contributed 0.5% and 1.5% to the net loss ratios for the three and nine months ended September 30, 2019, as compared to 1.9% and 1.7% for the same periods of the prior year.

The expense ratio was 26.0% and 25.8% for the three and nine months ended September 30, 2019, respectively, as compared to 25.8% and 27.0% reported during the same periods in 2018. The Company reported a net combined ratio of 95.8% and 95.6% for the three and nine months ended September 30, 2019, compared to 98.1% and 97.5% during the same periods in 2018.

Net Income

Hallmark Financial reported net income of $5.3 million and $33.3 million for the three and nine months ended September 30, 2019 as compared to $9.7 million and $15.4 million for the three and nine months ended September 30, 2018.

On a diluted basis per share, the Company reported net income of $0.29 per share and $1.82 per share for the three and nine months ended September 30, 2019 as compared to $0.53 per share and $0.85 per share for the three and nine months ended September 30, 2018.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for the results reflected in the Company’s GAAP financial statements. In addition, the Company’s definitions of these items may not be comparable to the definitions used by other companies.

Operating earnings and operating earnings per share are calculated by excluding net investment gains and losses from GAAP net income. Management believes that operating earnings and operating earnings per share provide useful information to investors about the performance of and underlying trends in the Company’s core insurance operations. Net income and net income per share are the GAAP measures that are most directly comparable to operating earnings and operating earnings per share. A reconciliation of operating earnings and operating earnings per share to the most comparable GAAP financial measures is presented below.

				Weighted
	Income	Less Tax	Net	Average	Diluted
($ in thousands)	Before Tax	Effect	After Tax	Shares Diluted	Per Share
Third Quarter 2019
Reported GAAP measures	$6,660	$1,373	$5,287	18,295	$0.29
Excluded investment (gains)/losses	$1,342	$282	$1,060	18,295	$0.06
Operating earnings	$8,002	$1,655	$6,347	18,295	$0.35

Third Quarter 2018
Reported GAAP measures	$12,075	$2,390	$9,685	18,167	$0.53
Excluded investment (gains)/losses	$(6,980)	$(1,465)	$(5,515)	18,167	$(0.30)
Operating earnings	$5,095	$925	$4,170	18,167	$0.23

Year-to-Date 2019
Reported GAAP measures	$42,062	$8,721	$33,341	18,283	$1.82
Excluded investment (gains)/losses	$(17,412)	$(3,657)	$(13,755)	18,283	$(0.75)
Operating earnings	$24,650	$5,064	$19,586	18,283	$1.07

Year-to-Date 2018
Reported GAAP measures	$19,256	$3,834	$15,422	18,203	$0.85
Excluded investment (gains)/losses	$(2,678)	$(562)	$(2,116)	18,203	$(0.12)
Operating earnings	$16,578	$3,272	$13,306	18,203	$0.73

Operating return on beginning GAAP equity is calculated as operating earnings divided by GAAP equity at the beginning of the period. Management believes that operating return on beginning GAAP equity provides useful information to investors about the performance of the Company’s core insurance operations relative to its shareholder equity. Return on beginning equity is the GAAP measure that is most directly comparable to operating return on beginning GAAP equity. A reconciliation of operating return on beginning GAAP equity to return on beginning equity is presented below.

Year-to-date 2019 net income	33,341	a
Excluded investment gains, net of tax	(13,755)
Year-to-date 2019 operating earnings	19,586	b
Annualized year-to-date 2019 net income	44,455	(a / 3 * 4)
Annualized year-to-date 2019 operating earnings	26,115	(b / 3 * 4)

Beginning GAAP equity	255,532	c

Annualized return on beginning GAAP equity	17.4%	(a / 3 * 4) / c
Annualized operating return on beginning GAAP equity	10.2%	(b / 3 * 4) / c

About Hallmark Financial

Hallmark Financial is a specialty property and casualty insurance holding company with a diversified portfolio of insurance products written on a national platform. With six insurance subsidiaries and offices in Dallas/Fort Worth, San Antonio, Chicago, Jersey City and Atlanta, Hallmark Financial markets, underwrites and services approximately $800 million annually in commercial and personal insurance premiums in select markets. Hallmark Financial is headquartered in Dallas, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. David Webb, Senior Vice President of Corporate Development at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Sept. 30	Dec. 31
ASSETS	2019	2018
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (amortized cost: $564,602 in 2019 and $550,268 in 2018)	$568,831	$545,870
Equity securities (cost: $68,737 in 2019 and $68,709 in 2018)	92,099	80,896
Other investment (cost: $3,763 in 2019 and $3,763 in 2018)	3,009	1,148
Total investments	663,939	627,914
Cash and cash equivalents	64,045	35,594
Restricted cash	1,697	4,877
Ceded unearned premiums	164,046	133,031
Premiums receivable	140,580	119,778
Accounts receivable	1,646	1,619
Receivable for securities	6,351	3,369
Reinsurance recoverable	313,552	252,029
Deferred policy acquisition costs	21,904	14,291
Goodwill	44,695	44,695
Intangible assets, net	5,706	7,555
Deferred federal income taxes, net	556	4,983
Prepaid expenses	1,551	2,588
Other assets	33,266	12,571
Total Assets	$1,463,534	$1,264,894
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Senior unsecured notes due 2029 (less unamortized debt issuance cost of $966 in 2019)	$49,034	$-
Revolving credit facility payable	-	30,000
Subordinated debt securities (less unamortized debt issuance cost of $859 in 2019 and $898 in 2018)	55,843	55,804
Reserves for unpaid losses and loss adjustment expenses	565,296	527,247
Unearned premiums	380,066	298,061
Reinsurance balances payable	61,799	67,328
Current federal income tax payable	680	4
Pension liability	1,410	2,018
Payable for securities	1,952	698
Accounts payable and other accrued expenses	51,021	28,202
Total Liabilities	1,167,101	1,009,362
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2019 and 2018	3,757	3,757
Additional paid-in capital	123,095	123,168
Retained earnings	194,536	161,195
Accumulated other comprehensive income (loss)	246	(6,660)
Treasury stock (2,749,738 shares in 2019 and 2,846,131 shares in 2018), at cost	(25,201)	(25,928)
Total Stockholders’ Equity	296,433	255,532
Total Liabilities & Stockholders' Equity	$1,463,534	$1,264,894

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Nine Months Ended
($ in thousands, except per share amounts)	September 30,		September 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Gross premiums written	$224,178	$169,112	$629,730	$495,836
Ceded premiums written	(96,405)	(81,100)	(260,711)	(226,545)
Net premiums written	127,773	88,012	369,019	269,291
Change in unearned premiums	(15,274)	850	(50,991)	2,496
Net premiums earned	112,499	88,862	318,028	271,787

Investment income, net of expenses	5,050	4,860	15,573	13,706
Investment gains (losses), net	(1,342)	6,980	17,412	2,678
Finance charges	1,778	1,347	5,309	3,548
Commission and fees	287	869	944	2,604
Other income	13	28	43	89
Total revenues	118,285	102,946	357,309	294,412

Losses and loss adjustment expenses	78,548	64,245	221,861	191,568
Operating expenses	31,074	24,829	87,656	78,402
Interest expense	1,386	1,180	3,879	3,335
Amortization of intangible assets	617	617	1,851	1,851
Total expenses	111,625	90,871	315,247	275,156

Income before tax	6,660	12,075	42,062	19,256
Income tax expense	1,373	2,390	8,721	3,834
Net income	$5,287	$9,685	$33,341	$15,422

Net income per share:
Basic	$0.29	$0.54	$1.84	$0.85
Diluted	$0.29	$0.53	$1.82	$0.85

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Sept. 30
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands, unaudited)	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Gross premiums written	$174,695	$125,599	$23,563	$21,560	$25,920	$21,953	$-	$-	$224,178	$169,112
Ceded premiums written	(84,369)	(66,404)	(7,814)	(2,398)	(4,222)	(12,298)	-	-	(96,405)	(81,100)
Net premiums written	90,326	59,195	15,749	19,162	21,698	9,655	-	-	127,773	88,012
Change in unearned premiums	(14,043)	3,203	(590)	(449)	(641)	(1,904)	-	-	(15,274)	850
Net premiums earned	76,283	62,398	15,159	18,713	21,057	7,751	-	-	112,499	88,862

Total revenues	81,341	68,302	16,344	19,857	22,943	9,355	(2,343)	5,432	118,285	102,946

Losses and loss adjustment expenses	50,107	52,106	11,433	6,261	17,008	5,878	-	-	78,548	64,245

Pre-tax income (loss)	14,766	2,452	62	7,264	(740)	684	(7,428)	1,675	6,660	12,075

Net loss ratio (1)	65.7%	83.5%	75.4%	33.5%	80.8%	75.8%			69.8%	72.3%
Net expense ratio (1)	22.0%	22.4%	32.1%	34.1%	24.1%	20.2%			26.0%	25.8%
Net combined ratio (1)	87.7%	105.9%	107.5%	67.6%	104.9%	96.0%			95.8%	98.1%

Favorable (Unfavorable) Prior Year Development	(6,029)	(8,869)	(75)	7,269	(273)	(9)	-	-	(6,377)	(1,609)

(1)	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Nine Months Ended Sept. 30
	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands, unaudited)	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Gross premiums written	$482,034	$376,491	$70,926	$65,931	$76,770	$53,414	$-	$-	$629,730	$495,836
Ceded premiums written	(225,100)	(189,145)	(23,087)	(7,598)	(12,524)	(29,802)	-	-	(260,711)	(226,545)
Net premiums written	256,934	187,346	47,839	58,333	64,246	23,612	-	-	369,019	269,291
Change in unearned premiums	(47,109)	9,071	970	(3,648)	(4,852)	(2,927)	-	-	(50,991)	2,496
Net premiums earned	209,825	196,417	48,809	54,685	59,394	20,685	-	-	318,028	271,787

Total revenues	222,900	213,507	52,027	57,979	65,542	24,891	16,840	(1,965)	357,309	294,412

Losses and loss adjustment expenses	144,430	148,001	33,697	28,562	43,734	15,005	-	-	221,861	191,568

Pre-tax income (loss)	33,161	20,980	3,626	11,239	3,274	661	2,001	(13,624)	42,062	19,256

Net loss ratio (1)	68.8%	75.4%	69.0%	52.2%	73.6%	72.5%			69.8%	70.5%
Net expense ratio (1)	22.1%	22.8%	30.4%	33.5%	23.3%	29.2%			25.8%	27.0%
Net combined ratio (1)	90.9%	98.2%	99.4%	85.7%	96.9%	101.7%			95.6%	97.5%

Net Favorable (Unfavorable) Prior Year Development	(11,232)	(15,730)	3,508	8,829	(57)	839	-	-	(7,781)	(6,062)

(1)	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.